NSAR ITEM 77O
October 1, 2002 - March 31, 2003
VK Municipal Income Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase


1           Commonwealth    Lehman Brothers  5,000    0.52        3/3/03
                of Massachusetts

Underwriters for 1
Lehman Brothers
Bear, Stearns & Co. Inc.
Goldman, Sachs & Co.
JP Morgan
Salomon Smith Barney
UBS PaineWebber Inc.
Advest, Inc.
A.G. Edwards & Sons, Inc.
CIBC World Market
Corby North Bridge Securities
Eastern Bank Capital Markets
Fahnestock & Co. Inc.
First Albany Corporation
Janney Montgomery Scott Inc.
Mellon Financial Markets, Inc.
Merrill Lynch & Co.
Morgan Stanley
Prudential Securities
Quick & Reilly, Inc.
Ramirez & Co., Inc
Raymond James & Associates, Inc.
RBC Dain Rauscher Inc.
State Street Capital Markets, LLC
Wachovia Bank, National Association

..